UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2010

DELCATH SYSTEMS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-16133	06-1245881
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

810 Seventh Avenue, Suite 3505 New York, New York 10019
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 489-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On December 15, 2010, the Compensation & Stock Option Committee of the Board of Directors (the “Committee”) of Delcath Systems, Inc. (the “Company”) adopted the Company’s Annual Incentive Plan (the “AIP”) and Long Term Incentive Plan (the “LTIP”).

Annual Incentive Plan. The AIP is an annual incentive cash bonus plan designed to align the interests of employee participants with the interests of the Company and its stockholders. The AIP is designed to strengthen the link between a participant’s pay and his or her overall performance, focus participants on critical individual and corporate objectives, offer a competitive, market base form of incentive compensation, and encourage and reward performance and competencies critical to the Company’s success.

Under the AIP, annual incentive award opportunities are expressed as a percentage of a participant’s actual base salary for the performance year, beginning January 1. If earned, AIP awards will generally be paid on or before March 15 of the immediately following fiscal year. Actual awards range from 0% to a maximum of 100% of the total award opportunity and are measured against the achievement of: corporate financial and non-financial performance objectives, established at the beginning of the performance year by the Company’s Board of Directors or the Committee, and individual performance goals and objectives for the performance year established by a participant’s manager or, in the case of the President and Chief Executive Officer (“CEO”) , by the Committee and for the President’s direct reports by the Committee following the recommendation of the CEO. The weights assigned to Company and individual performance components vary by level of a participant’s position in the Company. Below is the AIP weighting by incentive component matrix:

Weightings by Incentive Component
Position	Corporate Performance	Individual Overall Performance
CEO & Executive Vice Presidents	75%	25%
Senior Vice Presidents & Vice Presidents	70%	30%
Senior Directors & Directors	60%	40%
Managers & Individual Contributors	50%	50%

The maximum total payout under the AIP is equal to a percentage of the Company’s operating profit (operating profit/(loss) defined as before the cost of the AIP is deducted) as determined by the Committee; and, in the event total AIP award payouts would exceed the annual percentage limitation of the Company’s operating profit/(loss), all bonus payments will be reduced so as not to exceed the annual percentage limitation. Moreover, no AIP awards will be paid to a participant under the AIP if the participant is placed on a performance enhancement plan. The Company reserves the right to amend, suspend or terminate the AIP at any time, for any reason or for no reason, and the payment of actual awards, if any, will finally be determined at the sole discretion of the Committee.

The above summary of the AIP is qualified in its entirety to the Annual Incentive Plan Summary which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Long Term Incentive Plan. The LTIP is an annual equity-based incentive plan designed to better align participants’ interests with those of the Company and its stockholders by rewarding participants for their contributions to the long-term success of the Company. The LTIP is designed to incentivize Company leaders to focus on the long-term performance of the Company, offer participants competitive, market-based long-term incentive award opportunities, and strengthens the link between a participant’s compensation and his or her overall performance and the Company’s overall performance. The LTIP is administered by the Committee. Participants in the LTIP are eligible to receive awards comprised of stock options (75%) and restricted stock (25%) under the Company’s 2009 Stock Incentive Plan, as amended (the “2009 Plan”); the specific terms and conditions of LTIP awards are governed by the 2009 Plan, the stock option and restricted stock agreements adopted thereunder and such other terms and conditions as the Committee may determine. All exempt Company employees are eligible participants. The Committee will grant LTIP awards based on a participant’s position at the Company, his or her ability to positively influence the Company’s long-term success, the overall level of the participant’s compensation in relation to the market for his or her position and comparative peer group data, and the participant’s individual contributions and performance. The actual number of stock options and restricted stock awards eligible for grant under the LTIP will be governed (and restricted) by the aggregate number of shares of Company common stock available for issuance under the 2009 Plan. The Company reserves the right to amend, suspend or terminate the LTIP at any time, for any reason or for no reason, and actual awards, if any, will finally be determined at the sole discretion of the Committee.

The above summary of the LTIP is qualified in its entirety to the Long-Term Incentive Plan Summary which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

The Committee also adopted an amended form of restricted stock agreement for awards to Company employees, forms of restricted stock agreements for awards to non-employee directors and consultants, and amended forms of non-statutory stock option grant letters (agreements) for awards to employees, non-employee directors and consultants; each of the foregoing forms being attached hereto as Exhibits 10.3 -10.8.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.    The following exhibits are filed with this report on Form 8-K:

Exhibit Number	Description of Exhibit

10.1	Annual Incentive Plan Summary

10.2	Long-Term Incentive Plan Summary

10.3	Form of Restricted Stock Agreement (Employees, including Named Executive Officers)

10.4	Form of Restricted Stock Agreement (Non-Employee Directors)

10.5	Form of Restricted Stock Agreement (Consultants)

10.6	Form of Non-Statutory Stock Option Grant Letter (Employees, including Named Executive Officers)

10.7	Form of Non-Statutory Stock Option Grant Letter (Non-Employee Directors)

10.8	Form of Non-Statutory Stock Option Grant Letter (Consultants)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 20, 2010

DELCATH SYSTEMS, INC.

By:	/S/ DAVID A. MCDONALD
Name:	David A. McDonald
Title:	Executive Vice President
Chief Financial Officer